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                                                                   EXHIBIT 10.16



                                    AGREEMENT

     AGREEMENT ("Agreement"), dated as of May 5, 2000 ("Effective Date"), by and between New Plan Excel Realty Trust, Inc., a Maryland corporation ("Company"), and James M. Steuterman ("Steuterman").


                                    RECITALS

     A. Steuterman is currently Chief Operating Officer and Executive Vice President of the Company.

     B. The Company and Steuterman entered into an employment agreement dated as of September 25, 1998, which provides for, among other things, Steuterman's employment by the Company as Co-Chief Operating Officer and Executive Vice President (the "Employment Agreement").

     C. Steuterman desires to, among other things, resign as Chief Operating Officer and Executive Vice President of the Company.


                                    AGREEMENT

     IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

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1.   Resignation. Steuterman hereby resigns effective as of the Effective Date as (a) an officer, director and member of any committee (Board or otherwise) of the Company, including, but not limited to, his position as Chief Operating Officer and Executive Vice President of the Company, (b) a representative, agent, signatory and other similar positions in connection with or for the benefit of the Company and (c) an officer, director, member of any committee (Board or otherwise), trustee, representative, agent, signatory and other similar position of any and all subsidiaries, affiliates (including without limitation, ERT Development Corporation and its subsidiaries and affiliates) and benefit plans of the Company. Steuterman agrees to execute all documents that the Company reasonably determines are necessary or desirable to effectuate or reflect the foregoing.


2.   Payments and Benefits. In consideration of the resignations set forth in
Section 1 above, the Company shall provide Steuterman with the payments and benefits set forth below:

(a) the Company shall pay Steuterman, upon execution of the Loan Documentation (as defined below), the sum of $865,000.00 (the "Gross Amount"), subject to the remaining provisions of this clause (a). As of the date hereof, Steuterman has certain demand loans (the "Outstanding Loans") outstanding to the Company (or its subsidiaries) in the aggregate principal amount of $575,505.00, plus accrued interest thereon from January 1, 2000 through the date hereof in the amount of $10,951.70. It is agreed that the Gross Amount shall be reduced by $296,456.70 (the "Offset Loan Amount"), which Offset Loan Amount represents all accrued interest outstanding on the Outstanding Loans as of the date hereof in the amount of $10,951.70 plus $285,505.00 of the outstanding principal balance on the Outstanding Loans. In consideration of the Offset Loan Amount being deducted from the Gross Amount, the Outstanding Loans shall be modified to reflect the payment of the Offset Loan Amount and Steuterman and the Company shall enter into appropriate documentation (the "Loan Documentation") to evidence the reduction of the Outstanding Loans by the Offset Loan Amount. In addition, the Loan Documentation shall include the modification of the Outstanding Loans to provide a maturity date for the balance of the outstanding amounts under the Outstanding Loans (i.e., $290,000.00 principal balance plus accrued interest from May 6, 2000 through repayment in full of the Outstanding Loan Amount) of May 1, 2001 and such documentation as is necessary to pledge 22,000 shares of the Company common stock to secure the Outstanding Loans (the "Pledge"). The Company agrees that upon the request of Steuterman, which request shall only be made one time prior to May 1, 2001 and after May 15, 2000, the Company shall revalue the pledged shares and to the extent that the value of the pledged shares exceeds the then outstanding balance of the Loan Amount, the Company shall release such number of shares as equals such excess value. Upon payment in full of the Outstanding Loans, the Company shall return to Steuterman the original promissory notes representing the Outstanding Loans marked "Paid in Full", the shares pledged to secure the Outstanding Loans, as well as all other original documents, if any, evidencing the Outstanding Loans and the Pledge;

(b) the Company shall pay Steuterman, upon exectuion of the Loan Documentation, the sum of $34,057.69 for all accrued vacation to which he is entitled as of the Effective Date. Steuterman acknowledges that this amount is the accrued vacation to which he is entitled as of the Effective Date, that he will not accrue additional vacation during the Transition Period (as defined in Section 3 below), and that upon termination of the Transition Period he shall have no right to payment for any accrued vacation with respect to the Transition Period;

(c) all stock options held by Steuterman shall be cancelled as of the Effective Date;

(d) the Company shall provide Steuterman, his spouse and dependents, until May 30, 2003, those benefits set forth in Section 8(a)(ii) of the Employment Agreement in accordance with the terms of said Section 8(a)(ii), subject, however, to the provisos contained in said Section 8(a)(ii), which Section 8(a)(ii) shall survive the termination of the Employment Agreement;

(e) the Company shall allow Steuterman to keep the Company car currently being used by Steuterman and shall transfer title of the car to Steuterman, except that Steuterman shall, from and after the Effective Date, be responsible for all costs and insurance with respect to the car; and

(f) the provisions of Sections 8(a)(iii), (iv) (exclusive of any stock options) and (vii) of the Employment Agreement shall survive the termination of the Employment Agreement.


3.   Transition Period. During the period from the Effective Date through
May 30, 2000 (or such sooner period as provided below) (the "Transition Period"), Steuterman will render to the Company such services as are reasonably necessary for a transition of duties resulting from Steuterman's resignation from the Company. During the Transition Period, the Company shall pay Steuterman at his current annual base salary and Steuterman shall be

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entitled during the Transition Period to the same coverage and benefits currently being provided as of the Effective Date. Steuterman's services during the Transition Period may be terminated by the Company at any time upon written notice to Steuterman. Upon termination of the Transition Period, Steuterman shall not be entitled to receive any compensation, benefits, payments, severance or other remuneration other than payment of his current base salary through the date of termination and otherwise as specifically provided herein.


4.   Retention of Items and Documents. Except as otherwise provided in section 2(e) regarding the Company car and except that Steuterman shall be permitted to keep the laptop computer currently being used by Steuterman, Steuterman will return to the Company on or prior to May 30, 2000 all items related to the Company including, but without limitation, all originals and all copies of documents, notes, computer discs, tapes or other tangible information of any sort which he has in his possession or under his custody or control that is the property of Company or is confidential information and will not retain any copies of such items. In addition, on the Effective Date, Steuterman shall return to the Company the Company credit card and phone currently being used by Steuterman.


5.   Release.

(a) Steuterman. In consideration of the promises made by the parties in this Agreement and the payments to be made by Company under this Agreement, the receipt and sufficiency of which are hereby acknowledged, Steuterman hereby releases and forever discharges, except as expressly provided herein, the Company and its subsidiaries and affiliates and their shareholders, directors, officers, agents, representatives, and employees and successors and assigns, past and present ("Employer Released Parties"), jointly and individually, from any and all claims, obligations, demands, damages, causes of action or liabilities of any nature or kind whatsoever, known or unknown, which Steuterman, his heirs, successors or assigns ever had or now have arising out of or in any way connected with his employment and/or separation from Company or its subsidiaries and affiliates including, but not limited to, claims arising under or relating to the Employment Agreement and Steuterman's services in any of the capacities described in Section 1; provided, however, that this release does not include, and specifically excludes, any and all claims, obligations, demands, damages, causes of action or liabilities relating to or arising out of
(i) this Agreement and (ii) indemnification under the Company's articles of incorporation or by-laws or indemnification obligations under this Agreement. Without limiting the generality of the foregoing or the excluded items contained in the proviso in the immediately preceding sentence, this release applies to any right which Steuterman, his heirs, successors or assigns have or may have to commence or maintain a charge or action alleging discrimination under any federal, state, or local statute (whether before a court or an administrative agency), including, but not limited to, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, all as amended from time to time, and to any right which Steuterman, his heirs, successors or assigns have or may have to commence or maintain a claim for attorneys' fees, wrongful discharge, estoppel, breach of contract, damage to personal or professional reputation, misrepresentation, and/or intentional or negligent infliction of emotional distress. Steuterman warrants and represents he has not directly or indirectly transferred or assigned rights or causes of action against the Employer Released Parties. Steuterman agrees not to make, assert or maintain any charge, claim, demand or action which would be covered by this release. If Steuterman breaches this provision, he agrees to indemnify the Employer Released Parties against all liability, costs and expenses, including reasonable attorneys' fees, related to such breach.

(b) Company. In consideration for the promises made by the parties in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company (which for purposes of this paragraph shall be deemed to include all Employer Released Parties) hereby releases and forever discharges, except as hereinafter expressly provided, Steuterman and his successors and assigns, past and present ("Steuterman Released Parties"), jointly and individually, from any and all claims, obligations, demands, damages, causes of action or liabilities of any nature or kind whatsoever, known or unknown, which the Company and/or a subsidiary or affiliate of the Company ever had or now has arising out of or in any way connected with Steuterman's employment and/or separation from Company or its subsidiaries and affiliates including, but not limited to, claims arising under or relating to the Employment Agreement and Steuterman's services in any capacities described in Section 1; provided, however, that this release does not include, and specifically excludes, any and all claims, obligations, demands, damages, causes of action or liabilities relating to or arising from any claims as to which indemnification of a director or officer of the Company would be unavailable under Maryland law. The Company warrants and represents that neither it, nor a subsidiary, nor an affiliate of the Company has directly or indirectly transferred or assigned rights or causes of action against the Steuterman Released Parties. The Company agrees not to make, assert or maintain (either directly or indirectly through a subsidiary or an affiliate of the Company) any

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charge, claim, demand or action which would be covered by this release. If the
Company breaches this provision, it agrees to indemnify the Steuterman Released Parties against all liability, costs and expenses, including reasonable attorneys' fees, related to such breach.


6.   Non-Disparagement.

(a) Steuterman agrees that he will not, directly or indirectly, individually or in concert with others, intentionally engage in any conduct or make any statement that is calculated or likely to have the effect of undermining or disparaging the reputation of the Company or any entity in control of, controlled by or under common control with the Company or in which the Company owns any material amount of common or preferred stock or interest or any entity in control of, controlled by or under common control with such entity ("Affiliate"), or their good will, products, or business opportunities or that is calculated or likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative, or employee, past or present, of the Company and/or its Affiliates.; provided, however, that Steuterman will be able to respond to any statement made or published by the Company in breach of its obligations under Section 6(b) below (and/or a statement made by a current or former director or officer of the Company that would have been in violation of this provision had such person been a party to this Agreement).

(b) The Company (which for purposes of this paragraph shall be deemed to include all Employer Released Parties) agrees that it will not, directly or indirectly, individually or in concert with others, intentionally engage in any conduct or make any statement that is calculated or likely to have the effect of undermining or disparaging the reputation of Steuterman; provided, however, that the Company will be able to respond to any statement made or published by Steuterman in breach of his obligations under Section 6(a) above. The Company will inform its directors and executive officers of this requirement and will take reasonable measures to cause its directors and officers to comply with it.


7. ADEA Waiver. Steuterman acknowledges that this Agreement includes a waiver of any rights and claims arising under the Age Discrimination in Employment Act ("ADEA"). Steuterman understands he is not waiving rights or claims that may arise after the date this Agreement is executed. Steuterman acknowledges that the consideration he is receiving in exchange for his waiver of the rights and claims specified herein exceeds anything of value to which he already is entitled. Steuterman acknowledges that he was advised in writing on or prior to May 3, 2000, to consult with an attorney prior to executing this Agreement. Steuterman acknowledges that he has entered into this Agreement knowingly and voluntarily with full understanding of its terms and after having had the opportunity to seek and receive advice and counsel from his attorney. Steuterman acknowledges that he was given a period of at least twenty-one (21) days within which to consider this Agreement and was so advised in writing on or prior to May 3, 2000. Steuterman understands that he may revoke this ADEA waiver during the seven (7) days following the execution of this Agreement and that the ADEA waiver shall not become effective or enforceable until that seven-day revocation period has expired.


8. Mitigation. Steuterman shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Steuterman under this Agreement on account of subsequent employment. Additionally, but subject to clause (a) of
Section 2 of this Agreement, amounts owed to Steuterman under this Agreement shall not be offset by any claims the Company may have against Steuterman, and the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Steuterman or others.


9. Confidential Information, Ownership of Documents, Indemnification and Insurance.

(a) The provisions of Sections 10(a), 10(b), 10(d), 10(e) and 11 of the Employment Agreement shall apply as if set forth herein. For purposes of incorporating Section 11 of the Employment Agreement in this Agreement, the term Company shall be deemed to include affiliates of the Company.

(b) From the Effective Date through the sixth anniversary of the Effective Date, the Company agrees that Steuterman shall be covered under any director's and officer's liability insurance policy maintained by the Company with respect to the Board and senior executive officers as in effect from time to time but the Company shall have no requirement or obligation to continue to maintain any director's and officer's liability insurance policy.

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10.  Successors; Binding Agreement.

(a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Steuterman's Successors. No rights or obligations of Steuterman under the Agreement may be assigned or transferred by Steuterman other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Steuterman's death, this Agreement and all rights of Steuterman hereunder shall inure to the benefit of and be enforceable by Steuterman's beneficiary or beneficiaries, personal or legal representatives, or estate. In the event of Steuterman's death or a judicial determination of his incompetence, reference in this Agreement to Steuterman shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Steuterman should die after the Effective Date while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Steuterman, or otherwise to his legal representatives or estate and the provisions of Section 2(d) relating to medical, dental and hospitalization benefits shall continue to apply with respect to Steuterman's surviving spouse and/or dependents.


11. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Steuterman:

     James M. Steuterman
     5 Stults Drive
     Plainsboro, New Jersey 08536

with a copy to:

     Michael Shapiro, PLLC
     420 Lexington Avenue
     Suite 1910
     New York, New York 10170

If to the Company:

     New Plan Excel Realty Trust, Inc.
     1120 Avenue of the Americas
     New York, New York  10036
     Attn:  General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.


12. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Steuterman and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties hereunder of this Agreement

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shall survive Steuterman's termination of employment and the termination of this
Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.


13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.


14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.


15. Entire Agreement. Except as otherwise expressly provided herein, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein, including without limitation, the Employment Agreement, is hereby terminated and canceled with no rights or claim to any payment or benefits thereunder (including without limitation any payments or benefits under the Employment Agreement for termination by the Company without Cause or by Steuterman for Good Reason).


16. Withholding. All payments or benefits under this Agreement (including, without limitation, the Gross Amount) shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation and the Company shall be permitted to take any other action required to comply with withholding obligations.


17. Press Release. The Company and Steuterman will mutually agree upon the text of a statement concerning the circumstances of Steuterman's resignation from the Company, and the Company will inform Steuterman reasonably in advance of the making of such statement. All subsequent announcements and communications to be made by the Company in relation to Steuterman's resignation shall be based upon and consistent with such statement. The Company will inform its directors and executive officers of this requirement and will take reasonable measures to cause its directors and officers to comply with it.


18. Noncontravention. The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or certificate of incorporation, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company's ability to enter into or perform this Agreement.


19. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.


20.  Cooperation. For one (1) year after expiration of the Transition
Period, Steuterman agrees upon request of the Company to make himself available at reasonable times during normal business hours and upon reasonable notice for the purpose of assisting the Company with responding to questions, depositions, administrative proceedings and court hearings, executing documents, and cooperating with Company and its accountants and legal counsel with respect to claims and litigation of which he has personal or corporate knowledge. The Company agrees to pay Steuterman a per diem of $2500 per day (including travel days) for such services and the Company shall reimburse Steuterman for all reasonable expenses, including, without limitation, travel expenses, incurred in connection with such service upon the presentation of reasonable itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers.


21. Shareholder Approval. The Company represents and warrants to Steuterman that no shareholder approval is required for the Company to enter into this Agreement and provide the benefits hereunder.


22.  ACKNOWLEDGMENT. STEUTERMAN REPRESENTS AND AGREES THAT HE FULLY
UNDERSTANDS HIS RIGHT TO DISCUSS ALL ASPECTS OF THIS AGREEMENT WITH LEGAL COUNSEL AND, TO THE EXTENT HE DEEMS APPROPRIATE, HE HAS FULLY AVAILED HIMSELF OF THIS

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RIGHT, AND HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF
THIS AGREEMENT AND IS VOLUNTARILY ENTERING INTO THEM.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                             NEW PLAN EXCEL REALTY TRUST, INC.,
                                             a Maryland corporation


                                             By:/s/ GLENN J. RUFRANO
                                                --------------------------------
                                             Name: Glenn J. Rufrano
                                                  ------------------------------
                                             Title: President and Chief
                                                    Executive Officer
                                                   -----------------------------


                                             JAMES M. STEUTERMAN

                                             /s/ James M. Steuterman
                                             -----------------------------------

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